Exhibit 99.1

Press Release

Orthovita, Inc.

45 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita, Inc. Calls for Redemption of

Common Stock Purchase Warrants

For Immediate Release

July 9, 2003

Contact:	Joseph M. Paiva
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Wednesday, July 9, 2003 – Orthovita, Inc. (NASDAQ NM / NASDAQ Europe: VITA), a leading developer of orthopaedic biomaterials, reported today that it is calling for redemption on July 25, 2003, all of the warrants to purchase an aggregate 9,466,588 shares of the Company’s Common Stock that were issued during July and October 2002 as part of the Company’s Series A 6% Adjustable Cumulative Convertible Voting Preferred Stock financing.

Holders will have their Warrants redeemed on July 25, 2003. Upon redemption, holders will receive a total of $0.10 per share of Common Stock issuable upon the exercise of Warrants being redeemed. Alternatively, on or prior to July 25, 2003, holders may exercise their Warrants at the per share price set forth in the applicable Warrant instrument. Of the Warrants called for redemption, Warrants to purchase an aggregate 8,352,872 shares have an exercise price of $1.612 per share, and Warrants to purchase an aggregate 1,113,716 shares have an exercise price of $1.706 per share.

In accordance with the terms of the Warrants, the exercise price of any Warrants exercised through the redemption date must be paid in cash. In the alternative, in an effort to decrease the aggregate number of shares issued upon the exercise of the Warrants, the Company has agreed to offer all holders of the Warrants the option to pay the exercise price by the surrender and cancellation of a portion of shares of Common Stock then held by the holder of such Warrants or issuable upon such exercise of the Warrants. Any shares so surrendered by holders that elect the “cashless exercise” alternative offered by the Company will be valued and credited toward the total exercise price due the Company upon the exercise of the Warrants in an amount equal to $3.59 per share of Common Stock. This amount is equal to the average of the closing sale prices of the Common Stock on the 20 trading days preceding July 8, 2003, the date on which the Board of Directors approved the redemption of the Warrants.

Any Warrants that are not exercised on or prior to July 25, 2003 will no longer be exercisable, and shall automatically represent only the right to receive the redemption price.

A Notice of Redemption is being sent to all holders of record of the Warrants. Copies of the Notice of Redemption may be obtained from the Company by calling Joseph M. Paiva at 610.407.5233.

The call for the redemption of the Warrants issued in the Company’s Series A Preferred Stock financing consummated in 2002 follows the automatic conversion of the Series A Preferred Stock on June 27, 2003, which was previously announced. Both the call for the redemption of the Warrants and the automatic conversion of the Series A Preferred Stock were triggered by shares of the Company’s Common Stock trading above a specified price threshold on the Nasdaq National Market.

Company Information

Orthovita is a biomaterials company with proprietary technologies applied to the development of biostructures, synthetic biologically active tissue engineering products for restoration of the human skeleton. Our focus is on developing novel products for use in spine surgery and in the repair of osteoporotic fractures. We are also addressing a broad range of clinical needs in the trauma market.

We have applied our technologies to the development of three products, VITOSS® Synthetic Cancellous Bone Void Filler, CORTOSS® Synthetic Cortical Bone Void Filler and RHAKOSS™ Synthetic Bone Spinal Implant, that we believe offer a wide range of clinical applications at various anatomical sites. In addition, we have developed IMBIBE(TM) Bone Marrow Aspiration Syringe used with VITOSS and ALIQUOT(TM) Microdelivery System used with CORTOSS.

Orthovita also pursues opportunities to work jointly with other leaders in biomaterial research and product development. The company recently established a collaboration with Kensey Nash Corporation (Nasdaq: KNSY) to commercialize new products based on Orthovita’s proprietary, ultra porous VITOSS bone void filler material in combination with proprietary Kensey Nash biomaterials. The new products to be developed under this collaboration are expected to broaden the spectrum of surgical operations available to our surgeon customers and enhance the deliverability of our VITOSS product line.

VITOSS is a resorbable calcium phosphate scaffold that is highly porous and composed of extremely fine calcium phosphate mineral that allows for resorption, cell seeding and ingrowth of host bone. VITOSS is cleared for sale in the U.S. and Australia, and approved for sale under a CE Mark in Europe.

CORTOSS is a high-strength, bone-bonding, self-setting composite engineered specifically to mimic the strength characteristics of human cortical bone. CORTOSS is cleared for sale in Australia and is approved for sale under a CE Mark in Europe for use in screw augmentation and vertebral augmentation procedures including compression fractures caused by osteoporosis and invasive tumors. CORTOSS is not available for commercial distribution in the U.S. We are conducting clinical studies of CORTOSS required for approval in the U.S.

RHAKOSS is under development as a preformed composite that mimics the natural dual cortical-cancellous composition of human bone, providing high strength while also allowing for the ingrowth of host bone to address the vertebral interbody fusion and spinal reconstruction market. We are conducting clinical studies of RHAKOSS in Europe required to obtain a CE Mark for its use as an interbody fusion device.

This press release contains forward-looking statements regarding our current expectations of future events that involve risks and uncertainties, including, without limitation, our VITOSS, CORTOSS and RHAKOSS products and other aspects of our business. Such statements are based on our current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. These risk and uncertainties include, but are not limited to, our dependence on the commercial success of our approved products, our history of operating losses and our need for additional funds, our need to obtain and maintain regulatory approvals to sell our products, our ability to manage commercial scale manufacturing capability and capacity, risks and uncertainties in pre-clinical and clinical trial results, market acceptance of our products, the sales levels of our products, research and development, competition and other risk factors listed from time to time in reports filed by the Company with the Securities and Exchange Commission, including but not limited to risks described in our most recently filed Form 10-K under the caption “Certain Risks Related to Our Business.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the Commission, all of which are available from the Commission as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

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